Filed Pursuant to Rule 424(b)(3)
Registration No. 333-219385

PROSPECTUS SUPPLEMENT NO. 1
Dated January 19, 2018
(To Prospectus dated August 14, 2017)

5,905,535 Shares

Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus, dated August 14, 2017 (the “Prospectus”) related to the resale of shares of our common stock by the stockholders of AzurRx BioPharma, Inc. (the “Company”) identified therein as “selling stockholders”. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements, including this Supplement, carefully before you make an investment decision.

Our common stock is listed on the NASDAQ Capital Market under the ticker symbol “AZRX.” The last reported sale price per share of our common stock on January 19, 2018 was $3.46 per share.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 4 of the Prospectus and in the documents incorporated by reference therein and herein, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. The Prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

SELLING STOCKHOLDERS

The following table amends and restates the table appearing under the heading “Selling Stockholders” beginning on page 9 of the Prospectus, in order to update the selling stockholder information to reflect the distribution of securities previously allocated to Alexander Capital, LP in the Prospectus, as well as correcting the number of warrants held by certain selling stockholders.

The shares of common stock held by the selling stockholders listed in the table below were included in the 5,905,535 shares of common stock registered for resale under the registration statement of which the Prospectus forms a part. The percentages in the following table are based on 11,614,146 shares of our common stock outstanding as of December 30, 2017.

		Maximum Number of Shares Being Offered Pursuant to this Prospectus
Name of Selling	Shares Beneficially Owned Prior to	Common	Warrants Currently	Warrants Exercisable on a Later	Debenture Conversion	Shares Beneficially Owned After Offering (1)
Securityholder	Offering	Stock	Exercisable	Date	Shares	Number		Percent*
2010 Jennings Family Revocable Trust	21,491	-	21,491	-	-	-		**
ADEC Private Equity Investments, LLC	1,621,289	-	644,741	-	-	976,548	(2)	8.0%
Alexander Capital, LP	50,000	-	50,000	-	-	-	(3)	**
Amory Ross	157,143	78,571	78,572	-	-	-		**
Andrea Ross	57,146	28,573	28,573	-	-	-		**
Andrew Sanford	16,000	8,000	8,000	-	-	-		**
Bari Latterman	912	-	912	-	-	-	(4)	**
Brian Herman	10,600	-	10,600	-	-	-	(5)	**
Brian Thebault	171,429	85,714	85,715	-	-	-		**
Bruce Conway	402,258	185,000	217,258	-	-	-		**
Bryan McShaine	42,983	-	42,983	-	-	-		**
BTR Partners	285,714	142,857	142,857	-	-	-	(6)	**
Catherine and Raymond Marzulli	9,120	-	9,120	-	-	-		**
CEDA Investments, LLC	57,144	28,572	28,572	-	-	-	(2)	**
Charlotte Ross	57,144	28,572	28,572	-	-	-		**
Christopher Carlin	39,657	-	39,657	-	-	-	(7)	**
Christopher Laffey	70,889	5,569	65,320	-	-	-	(7)	**
Cross River Partners LP	142,857	71,429	71,428	-	-	-	(8)	**
Dana Ross	57,144	28,572	28,572	-	-	-		**
Daniel and Agatha Tis	17,531	-	17,531	-	-	-		**
Daniel and Beth Erlanger	27,360	-	27,360	-	-	-		**
Daniel Erlanger	37,114	-	37,114	-	-	-		**
David Graham	28,571	14,286	14,285	-	-	-		**
David Ide	42,983	-	42,983	-	-	-		**
David Miedzygorski	2,150	-	2,150	-	-	-		**
Davis Family Trust	533,689	-	138,560	-	-	395,129	(9)	3.4%
Deborah L. Millar Revocable Trust	26,865	-	26,865	-	-	-	(10)	**
Doug Aguililla	4,000	-	4,000	-	-	-	(11)	**
EBR Ventures, LLC	700,000	100,000	100,000	-	-	500,000	(2)	4.3%
Edward Borkowski	252,357	-	50,794	-	-	201,563	(12)	1.7%
Edward Borkowski and Nancy McCormick	65,243	-	13,680	-	-	51,563	(12)	**
Edwin W. Laffey	6,000	3,000	3,000	-	-	-		**
Eugene Markowitz	13,149	-	13,149	-	-	-		**
Fred Tedori	23,256	-	23,256	-	-	-		**
Gene Humphreys	8,380	-	3,224	-	-	5,156		**
Glenn Harnish and Jean Harnish JTWROS	14,000	7,000	7,000	-	-	-		**
Gene and Catherine Salkind	222,066	-	83,275	-	-	138,791		1.2%
Gregory L. Sheldon and Madeline M. Sheldon	13,680	-	13,680	-	-	-		**
Gregory L. Sheldon	18,557	-	18,557	-	-	-		**
Hammermeister Revocable Family Trust	83,800	-	32,237	-	-	51,563	(13)	**
Hans Tommy Wilhelmsen	4,299	-	4,299	-	-	-		**
Harbor Watch Partners, LP	185,714	92,857	92,857	-	-	-	(14)	**

Ike McEntire	10,745	-	10,745	-	-	-		**
JABCO LP	133,797	57,143	76,654	-	-	-	(15)	**
Jody Thompson	4,489	-	4,489	-	-	-	(16)	**
John Columbia	2,703	-	2,703	-	-	-	(17)	**
Jonathan Gazdak	26,447	-	26,447	-	-	-	(18)	**
Joseph Amato	16,768	-	16,768	-	-	-	(19)	**
Joseph Arvay	28,571	14,286	14,285	-	-	-		**
Joseph Kerrissey	14,286	7,143	7,143	-	-	-		**
Joseph M. Ahearn	55,491	-	21,491	-	-	34,000		**
Joseph M. and Pamela Longo	57,143	28,571	28,572	-	-	-		**
Kathryn M. Parsons Revocable Trust	65,909	28,571	37,338	-	-	-	(20)	**
KC Scott Family Limited Partnership	50,000	25,000	25,000	-	-	-	(21)	**
Lee Becker	37,143	18,571	18,572	-	-	-		**
Lincoln Park Capital Fund, LLC	617,769	-	164,256	164,256	289,257	-	(22)	**
Lucy Shurtleff	33,602	11,429	22,173	-	-	-		**
Mario Wagner Okuno	6,447	-	6,447	-	-	-		**
Mark and Phyllis Waxman	17,531	-	17,531	-	-	-		**
Michael Slobodow	5,373	-	5,373	-	-	-		**
Molly Hsu	70,127	-	70,127	-	-	-		**
Netgain Financial, Inc.	60,000	10,000	50,000	-	-	-	(23)	**
Network 1 Financial Services, Inc.	10,131	-	10,131	-	-	-	(24)	**
Olivia Lutz Trust 2014	114,286	57,143	57,143	-	-	-	(25)	**
Peter Cella	10,745	-	10,745	-	-	-		**
PRK Partners, LP	200,000	100,000	100,000	-	-	-	(26)	**
Ralph Worthington	43,776	-	43,776	-	-	-		**
Renee Markowitz	21,914	-	21,914	-	-	-		**
Rocco Guidicipietro	16,859	-	16,859	-	-	-	(27)	**
Ross Bevevino	12,509	-	12,509	-	-	-	(28)	**
Russell W. Rice	5,373	-	5,373	-	-	-		**
S. Clarke Moody	149,349	57,143	92,206	-	-	-		**
Shane Cobb	47,611	-	6,136	-	-	41,475		**
Sierra AF 2013 Trust	72,237	-	32,237	-	-	40,000	(29)	**
Stephen Walsh	2,280	-	2,280	-	-	-	(30)	**
Steven Montal	216,371	-	32,659	-	-	183,712		1.6%
The Burke E Ross Jr. GST Investment Trust 2014	430,000	215,000	215,000	-	-	-	(2)	**
Trident Partners, LTD.	804	-	804	-	-	-	(31)	**
ViewTrade Securities, Inc.	3,650	-	3,650	-	-	-	(32)	**
WallachBeth Capital, LLC	18,815	-	18,815	-	-	-	(33)	**
William Curtis	28,571	14,286	14,285	-	-	-		**
William S. Goodman	53,729	-	53,729	-	-	-		**
World Wide Holdings, LLC	150,000	-	150,000	-	-	-	(34)	**

*
Assumes that the selling stockholders will sell all of the shares of common stock saleable pursuant to this prospectus, including the shares of common stock that may be issued upon the exercise of all warrants identified herein. Also assumes for each selling stockholder, to the extent applicable, that (a) all were exercised, (b) only such selling stockholder’s warrants were exercised and (c) as a consequence, the number of issued and outstanding shares has increased by the number of such selling stockholder’s warrant shares.  The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

**	Less than 1%.

(1)
Information concerning other Selling Stockholders will be set forth in one or more amendments to the registration statement, of which this prospectus forms a part, and/or prospectus supplements from time to time, as required.

(2)
As manager of each of CEDA Investments, LLC, The Burke E. Ross Jr. GST Investment Trust 2014, EBR Ventures, LLC, and ADEC Private Equity Investments, Edmond Burke Ross, Jr. holds sole voting and dispositive power over the shares held by each entity. 28,572 shares of common stock and warrants to purchase 28,572 shares ofcommon stock are held by CEDA Investments, LLC, 215,000 shares of common stock and warrants to purchase 215,000 shares of common stock are held by The Burke E Ross Jr. GST Investment Trust 2014, 100,000 shares of common stock and warrants to purchase 100,000 shares of common stock are held by EBR Ventures, LLC, and warrants to purchase 699,461 shares of common stock are held by ADEC Private Equity Investments.

(3)
As Managing Director of Alexander Capital, LP (“Alexander Capital”), Jonathan Gazdak holds voting and dispositive power over the shares held by such entity. Alexander Capital is a broker-dealer and has advised the Company that the securities were received solely as an investment and not with a view to or for resale or distribution.

(4)
Ms. Latterman has advised the Company that she is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(5)
Mr. Herman has advised the Company that he is affiliated with ViewTrade Securities (defined below), a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(6)	As General Partner of BTR Partners, Benson T. Ross holds sole voting and dispositive power over the shares held by such entity.

(7)
Mr. Carlin has advised the Company that he is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(7)
Mr. Laffey has advised the Company that he is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(8)
The reported securities are directly owned by Cross River Partners LP (the "Partnership"), a limited partnership whose general partner is Cross River Capital Management LLC (the "General Partner"), and may be deemed indirectly beneficially owned by the General Partner and by Cross River Management LLC, as the investment manager of the Partnership (the "Investment Manager"). The reported securities may also be deemed indirectly beneficially owned by Richard Murphy, as Managing Member of both the General Partner and the Investment Manager.

(9)	As Trustee of Davis Family Trust, Gary B. Davis holds sole voting and dispositive power over the shares held by such entity.

(10)	As Trustee of Deborah L. Millar Revocable Trust, Deborah L. Millar holds sole voting and dispositive power over the shares held by such entity.

(11)
Mr. Aguililla has advised the Company that he is affiliated with ViewTrade Securities (defined below), a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(12)	Edward Borkowski is a member of the Company’s Board of Directors and currently serves as Chairman of the Board.

(13)	As Trustee of Hammermeister Revocable Family Trust, James Hammermeister holds sole voting and dispositive power over the shares held by such entity.

(14)	As General Partner of Harbor Watch Partners, LP, Amory Ross holds sole voting and dispositive power over the shares held by such entity.

(15)	As General Partner of JABCO LP, J. Geddes Parsons holds sole voting and dispositive power over the shares held by such entity.

(16)
Ms. Thompson has advised the Company that she is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(17)
Mr. Columbia has advised the Company that he is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(18)
Mr. Gazdak has advised the Company that he is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(19)
Mr. Amato has advised the Company that he is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(20)	As Trustee of Kathryn M. Parsons Rev. Trust, Kathryn M. Parsons holds sole voting and dispositive power over the shares held by such entity.

(21)	As Partner of the KC Scott Family Limited Partnership, Shane A. Scott holds sole voting and dispositive power over the shares held by such entity.

(22)
Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, may be deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park subject to a 4.99% ownership blocker contained within certain securities held by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and dispositive power over the shares being offered.

(23)	As Chief Executive Officer of Netgain Financial, Inc., Brian O. Quinn holds sole voting and dispositive power over the shares held by such entity.

(24)
As Chief Executive Officer of Network 1 Financial Securities, Inc. ("Network 1"), Richard Hunt holds voting and dispositive power over the shares held by such entity. Network 1 is a broker-dealer and has advised the Company that the securities were received solely as an investment and not with a view to or for resale or distribution.

(25)
As full Trustee of the Olivia Lutz Trust 2014, Peter C. Lacaillade holds sole voting and dispositive power over the shares held by such entity. The principal business address of the Olivia Lutz Insurance Trust 2014 is c/o ADEC Private Equity Investments LLC, 172 S. Ocean Blvd., Palm Beach, FL 33480.

(26)	As a principal of PRK Partners, LP, Parthenia Ross Kiersted holds sole voting and dispositive power over the shares held by such entity.

(27)
Mr. Guidicipietro has advised the Company that he is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(28)
Mr. Bevevino has advised the Company that he is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(29)	As Trustee of the Sierra AF 2013 Trust, Robert Goldman, Esq. holds voting and dispositive power over the shares held by such entity.

(30)
Mr. Walsh has advised the Company that he is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(31)
As President of Trident Partners, LTD (“Trident Partners”), Brian Schante holds voting and dispositive power over the shares held by such entity. Trident Partners is a broker-dealer and has advised the Company that the securities were received solely as an investment and not with a view to or for resale or distribution.

(32)
As President of ViewTrade Securities, Inc. (“ViewTrade Securities”), James St. Clair holds voting and dispositive power over the shares held by such entity. ViewTrade Securities is a broker-dealer and has advised the Company that the securities were received solely as an investment and not with a view to or for resale or distribution.

(33)
Michael Wallach, Chief Executive Officer, and David Beth, President and Chief Operating Officer, of WallachBeth Capital, LLC (“WallachBeth”), each hold voting and dispositive power over the shares held by such entity. WallachBeth is a broker-dealer and has advised the Company that the securities were received solely as an investment and not with a view to or for resale or distribution.

(34)
As World Wide Holdings, LLC is the parent Company for Invictus Resources, and as Managing Partner of Invictus Resources, Jeffrey Auerbach holds sole voting and dispositive power over the shares held by such entity.

REPRICING OF CERTAIN WARRANTS

Beginning on December 31, 2017, the Company entered into warrant exercise agreements with the following selling stockholders (“Holders”) that purchased or were otherwise issued to the Holders between October 2014 and June 2017, the Holders agreed to exercise certain warrants (the “Reprice Warrants”) for cash in exchange for the Company reducing the current exercise price of the Reprice Warrants to $2.50 per share and amending any unexercised, remaining warrants to reduce the exercise price to $3.25 per share (the “Remaining Warrants”).

The following Holders have executed warrant exercise agreements with the Company, have exercised the Repricing Warrants listed below for $2.50 per share and have received amended Remaining Warrants that are each exercisable for $3.25 per share:

Holder	No. of Repricing Warrants	No of Remaining Warrants
2010 Jennings Family Revocable Trust	21,491	-
Brian Herman	10,600	-
Brian Thebault	42,857	42,858
Bruce Conway	200,000	17,258
Bryan McShaine	21,428	21,555
Christopher Laffey	32,660	32,660
Daniel Erlanger	64,474	-
Daniel and Agatha Tis	17,310	221
David Graham	7,150	7,135
Davis Family Trust	69,280	69,280
Deborah L. Millar Revocable Trust	26,865	-
Douglas Aguililla	4,000	-
Edward Borkowski	22,320	28,474
Edward Borkowski and Nancy McCormick	13,680	-
Gregory L. Sheldon and Madeline M. Sheldon	13,680	-
Gregory L. Sheldon	18,557	-
Hammermeister Revocable Family Trust	16,119	16,119
JABCO LP	38,500	38,154
Sierra AF 2013 Trust	32,237	-
Jonathan Gazdak	26,447	-
Joseph M. Ahearn	10,746	10,746
Kathryn M. Parsons Revocable Trust	19,000	18,338
KC Scott Family Limited Partnership	12,500	12,500
Lee Becker	18,572	-
Ralph Worthington	25,000	18,776
Ross Bevevino	6,255	6,255
S. Clarke Moody	46,103	46,103
ViewTrade Securities, Inc.	3,650	-
William S. Goodman	53,729	-
Lucy Shurtleff	11,086	11,087
Ike McEntire	5,373	5,373
Christopher Carlin	19,829	19,829

The date of this Prospectus Supplement No.1 is January 19, 2018